Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation by reference in Registration Statement No. 333-69460 and Registration Statement No. 333-141555 on Form S-8 of our report dated March 28, 2006 relating to the consolidated balance sheets of Chembio Diagnostics Inc. and Subsidiaries as of December 31, 2006 and 2005 and the consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the two years in the period ended December 31, 2006 appearing in this Annual Report on Form 10-KSB of Chembio Diagnostics, Inc. for the year ended December 31, 2006.

Lazar Levine & Felix LLP

/s/ Lazar Levine & Felix LLP

New York, New York
March 28, 2007